EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into this 19th day of June, 2007, by and between Plymouth Resource Group II, Inc., a Louisiana corporation, (“Seller”), and Affiliated Holdings, Inc., a Texas corporation (“Purchaser”) (sometimes herein Seller and Purchaser are collectively called the “Parties” and, individually, called a “Party”).

RECITALS

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain oil and gas properties and related assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, Seller and Purchaser hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale of Assets. On the Closing Date, but effective as of 7 a.m. Central Standard Time on the 1st day of June, 2007 (the Effective Time”), subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for, the following assets:

(a) (1) 100% of the oil, gas and mineral lease described on Exhibit A-1 as the “North American Land Company Lease”; and (2) an undivided 50% expense-bearing interest and 50% of a 75% net revenue interest in and to the oil, gas and mineral leases and other mineral rights and interests described in Exhibit A-l, together with all of Seller’s rights in respect of any pooled, communitized or unitized acreage of which any such interest described in this Section 1.1(a)(1) and (2) is a part (collectively, the “Leasehold Interests”);

(b) All of Seller’s right, title, and interest in and to all of the immovable, movable and mixed property of Seller, or in which Seller owns an interest, that is attributable or allocable to the Leasehold Interests and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein), including, without limitation: (i) all wells, platforms, equipment and facilities that, as of the Effective Time were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests, including, without limitation, the wells described in Exhibit A-2, any other wells (including saltwater disposal wells), well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventory, telephone and communication equipment, computing equipment and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, vehicles, gas processing plants and other property used in the operation thereof: (ii) all oil and gas and other hydrocarbon volumes produced on or after the Effective Time; and (iii) all other rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon Seller or the owner and holder of the Leasehold Interests, including, without limitation, all rights, privileges, benefits and powers of Seller with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Interest, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Interest (SAVE AND EXCEPT Seller’s undivided interest in the Empire No. 5/5-D well, as such reserved interest is more fully described in Section 9.15 of this Agreement) (collectively, the “Related Property”);

(c) All of Seller’s right, title, and interest in and to all original files, records, data, information and documentation of Seller (or if originals are not available, copies of such items) pertaining to or evidencing Seller’s use, ownership or operation of any of the assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, lease files, land files, well files, production sales agreement files, division order files, title opinions and abstracts, legal records (excluding any records or information the disclosure of which would result in the waiver of an attorney-client privilege), tax records, financial and accounting records, governmental, tribal and regulatory filings and permits, environmental records, and, except to the extent the transfer thereof may not be made without violating applicable contractual restrictions, geological and geophysical data, seismic records, production reports, maps, and computer software (collectively, the “Records”); and

(e) All rights of Seller in and to those instruments and agreements listed on Exhibits A-l and B hereto, the other instruments and agreements under which Seller’s interests in the Leasehold Interests arise, and all other agreements and contractual rights, easements, rights-of-way, servitudes, and other rights, privileges, and benefits to the extent relating to any asset described in clauses (a) through (d) above, including, without limitation, all rights of Seller in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, production handling agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, permits, licenses, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production, storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part (collectively, the “Rights”).

The Leasehold Interests, the Related Property, the Records, and the Rights are herein collectively called the “Assets.”

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price; Method of Payment.

(a) The purchase price for the Assets shall be EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000) (the “Purchase Price”), to which amount shall be applied a deposit that has been paid by Purchaser to Seller, the receipt of such deposit and full acquittance therefor are hereby acknowledged by Seller, in the amount of SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($7,500), with the balance of the Purchase Price in the amount of SEVEN HUNDRED NINETY TWO THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($792,500) to be paid in cash at Closing.

(b) All amounts required under this Article 2 to be paid by any Party hereto to another Party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two Business Days prior to the date such payment is due.

2.2 Allocation of Purchase Price. Seller and Purchaser agree to the following allocation of the Purchase Price among the Assets sold hereunder for federal and state income tax purposes only:

Interests relating to leasehold other than tangible
equipment and facilities and other assets (Leasehold) $784,650

Interests relating to tangible equipment
and facilities (Tangibles)     $ 15,350

Interests relating to all other assets    $ 0

Total Purchase Price     $800,000

The Parties agree not to take a federal or state income tax reporting position inconsistent with such allocation.

ARTICLE 3
TITLE MATTERS

3.1 Access to Assets and Seller’s Employees. Prior to the Closing Date, Seller shall grant Purchaser such access to the Assets (including all Records) and the employees of Seller as is necessary to permit Purchaser to conduct a thorough due diligence investigation of the Assets and the operation thereof. The Records shall be made available at their present location. Such access to the Assets shall include, without limitation, the right to conduct a Phase I Environmental Assessment and any additional environmental assessments which Purchaser subsequently deems necessary on the basis of environmental liabilities identified in such Phase I Environmental Assessment.

3.2 Definition of Marketable Title. As used herein, the term “Marketable Title” shall mean, in the case of the Leasehold Interests listed on Exhibit A-1, such right, title and interest that, except for Permitted Encumbrances:

(a) entitles Seller to receive, from its record title ownership in such Leasehold Interests, not less than the interest set forth in Exhibit A-2 as the “Net Revenue Interest” or “NRI” with respect to all of the oil, gas, and hydrocarbon minerals produced, saved and marketed from each unit or well, as the case may be, identified on Exhibit A-2, without reduction, suspension or termination throughout the productive life of such Leasehold Interests, except as expressly noted on Exhibit A-2;

(b) obligates Seller to bear no more than the percentage set forth in Exhibit A-2 as the “Working Interest” or “WI” with respect to all of the costs and expenses relating to the operations on and the maintenance and development of each unit or well, as the case may be, identified on Exhibit A-2, without increase throughout the productive life of such Leasehold Interests, except as expressly noted on Exhibit A-2; and

(c) is free and clear of all liens, mortgages, pledges, claims, charges, options, calls on production, preferential purchase rights, requirements for consent to assignment which would apply to the transactions contemplated hereby and other encumbrances and title defects.

3.3 Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” shall mean:

(a) lessors’ royalties, overriding royalties, reversionary interests and similar burdens (including calls on production or the right of a lessor to take production in kind) affecting a Leasehold Interest if the net cumulative effect of such burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any units or wells below the “Net Revenue Interest” or “NRI” set forth in Exhibit A-2 for such units or wells;

(b) division orders and sales contracts terminable without penalty upon no more than 30 days’ notice to the purchaser of production;

(c) preferential rights to purchase and required consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the rights has expired without an exercise of such rights;

(d) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due; and

(e) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the extent same do not have a material adverse affect on any of the Assets and/or the use and enjoyment thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

For the purpose of this Agreement, “Knowledge” means the actual current awareness by Terrence T. O’Donnell (as to Seller’s knowledge) of the fact in question at the time in question, and shall not include any imputed, implied or constructive knowledge and awareness. Knowledge shall be deemed to exist only if there is documentary evidence that the foregoing definition has been satisfied beyond a reasonable doubt.

Seller represents and warrants to Purchaser that:

4.1 Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and is duly qualified to carry on its business in the State of Louisiana.

4.2 Power. Seller has the corporate power and authority to enter into this Agreement and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not: (a) violate or conflict with any provision of the articles of incorporation, other organizational documents, or bylaws of Seller; (b) violate or conflict with any material agreement or instrument to which Seller is a party or by which Seller or any of the Leasehold Interests are bound; (c) violate or conflict with any judgment, order, ruling, or decree applicable to Seller as a party in interest; (d) violate or conflict with any law, rule or regulation applicable to Seller; or (e) result in the creation or imposition of any lien, charge or other encumbrance upon the Assets.

4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

4.4 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Seller.

4.5 Foreign Person. Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, (hereinafter called the “Code”), Section 1445 and 7701 (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.6 Litigation. To the best of Seller’s Knowledge, except as set forth in Exhibit 4.6:

(a) there is no suit, action, investigation, or other proceeding pending or threatened against Seller or otherwise involving the Assets (except for suits, actions, investigations or proceeding relating to the oil and gas industry generally to which Seller is not a named party), that could reasonably be expected to adversely affect any of the Assets, including, without limitation, Seller’s title thereto, the value thereof, operations thereon, or the marketing of production therefrom;

(b) there is no suit, action, investigation, or other proceeding pending or threatened against Seller that could reasonably be expected to adversely affect the ability of Seller to perform its obligations under this Agreement or that could reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby; and

(c) Seller has not received any notice that it has been charged with any violation of, or threatened with a charge of a violation of, any Legal Requirement (as defined below), which violation might reasonably be expected to adversely affect any of the Assets, and to the knowledge of Seller, no third party has been charged with any violation of any Legal Requirement which violation might reasonably be expected to adversely affect the Assets.

As used in this Agreement, “Legal Requirement” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit or authorization issued by, any federal, state, local or tribal authority, agency, or regulatory authority with jurisdiction over the Assets or the Parties.

4.7 Basic Documents. To the best of Seller’s Knowledge, the documents and instruments creating or giving rise to the Leasehold Interests and all agreements, contracts, easements, rights-of-way and other surface use rights, and all governmental and tribal licenses, permits, approvals and other authorizations necessary to own, maintain and operate the Assets in compliance with applicable laws and in the manner in which they have historically been owned, maintained and operated (all such documents and instruments being herein referred to as the “Basic Documents”), are in full force and effect and no breach or default exists thereunder. Except as set forth on Exhibit 4.7, the Basic Documents: (a) do not subject all or any portion of the Assets to any tax partnership or to any obligation requiring a partnership income tax return to be filed under the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute, and Seller has complied with all conditions necessary to maintain a valid election to be excluded from said Subchapter K: and (b) if assumed by Purchaser at Closing, would not subject Purchaser to any area of mutual interest, non-competition or similar provision restricting Purchaser from independently conducting operations in any geographic area. Except as set forth in Exhibit 4.7, neither Seller nor, to the best of Seller’s knowledge, any other party to the Basic Documents: (i) is in breach or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder; or (ii) has given or threatened to give notice of any default under, has made or threatened inquiry into any possible default under, or begun or threatened action to alter, terminate, rescind or procure a judicial reformation of, any Basic Document or any provision thereof. There are no amounts claimed to be due to Seller in respect of the Assets that are being held in suspense because of a dispute as to title to such Assets or for any other reason, and Seller is currently being paid its Net Revenue Interest specified on Exhibit A-2 for each unit or well listed thereon without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents.

4.8 Compliance with Laws. To the best of Seller’s Knowledge, except as set forth in Exhibit 4.8, all operations (including, without limitation, the exploration and development of all leases, the drilling, completion and production of all wells thereon, and the marketing of all production therefrom) relating to the Leasehold Interests have been conducted in compliance with, and all items of tangible personal property and fixtures constituting part of the Assets conform with, all Legal Requirements, including, but not limited to the following (herein called “Environmental Laws”): any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any tribal authority or other governmental authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of oil and gas exploration or production wasted or the use, maintenance and closure of pits and impoundments, and other environmental conservation or protection laws. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that: (i) to the extent the laws of the jurisdiction wherein the Assets are located establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply; and (ii) the terms “hazardous substance” and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes. For purposes of this Agreement, the term “governmental authority” includes the United States, the state, county, parish, city, tribal and political subdivisions in which the Assets are located or which exercises jurisdiction over any of the Assets, and any agency, department, commission, board, bureau or instrumentality, or any of them, that exercises jurisdiction over any of the Assets. The Parties acknowledge that the representations and warranties contained in this Section 4.8 are subject to and limited by the provisions of Section 9.1.1 of this Agreement.

4.9 Governmental Licenses. To the best of Seller’s Knowledge, except as set forth in Exhibit 4.9, Seller has obtained all governmental and tribal permits, licenses and other authorizations required by any governmental authority to own and operate the Assets; all such authorizations are in full force and effect; and no violations exist thereunder. No proceeding is pending or threatened relating to the challenging, revocation or limitation of any such license or authorization.

4.10 Lease Obligations. To the best of Seller’s Knowledge, except as set forth in Exhibit 4.10: (a) with respect to the oil, gas and other mineral leases included on Exhibit A-1, there are no royalty provisions (other than those allowing a lessor the right to take in kind and other than royalties due to governmental entities) requiring the payment of royalty on any basis other than proceeds actually received by the lessee; (b) there are no Leasehold Interests which are subject to a fixed term of duration; and (c) there are no unfulfilled drilling obligations affecting the Leasehold Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a lease, and all royalties, rentals and other payments due in respect of the Leasehold Interests have been timely paid and all other conditions necessary to keep such properties and interests in full force and effect during their primary term, and thereafter if commercial production has been established thereon or on lands unitized or pooled therewith, have been fully performed.

4.11 Obligations Relating to Operations. With respect to operations relating to the Assets, except as set forth on Exhibit 4.11: (a) there are no gas production, processing, sales, transportation or other imbalances as of the Effective Time between Seller and any third party; (b) there are no material non-consent operations with respect to any Leasehold Interest which have resulted or will result in a temporary or permanent increase or decrease in Seller’s interest in such Leasehold Interest from that set forth on Exhibit A-2 for the applicable unit or well; (c) there are no binding commitments with respect to the Assets that will result in Purchaser incurring after the Closing Date capital expenditures with respect to any one unit or well in excess of $5,000, or $25,000 with respect to the Assets in the aggregate.

4.12 Operations Since the Effective Time. Except as set forth in Exhibit 4.12, since the Effective Time:

(a) Seller has caused the Assets to be developed, maintained and operated in a good and prudent manner and in substantially the same manner as the Assets were developed, maintained and operated prior to the Effective Time;

(b) Seller has not sold, assigned, transferred, farmed out, conveyed or otherwise disposed of any of the Assets, except for the sale of hydrocarbons in the ordinary course of business;

(c) Seller has not, to the extent related to the Assets, made any major change in the character of its business or operations or otherwise conducted its business and operations other than in accordance with standard industry practices;

(d) Seller has not permitted any leases or material rights with respect to the Assets to expire, or waived any material rights with respect to the Assets;

(e) Seller has not entered into any agreement or made any commitment (other than this Agreement) to take any of the actions referred to in clauses (a) through (d) above; and

(f) there have been no fires, blow-outs or other casualties (above or below the surface of the ground) which affected any of the Assets.

4.13 Marketing of Production; Suspended Funds. (a) Except as set forth in Exhibit 4.13:

(i) Seller has not received, as of the Effective Time, any advance, “take-or-pay,” or other similar payments under production sales contracts that entitle the purchasers to “make-up” or otherwise receive deliveries of hydrocarbons at any time after the Effective Time without paying at such time the full market price therefor, nor has Seller received any payments with respect to, or in lieu of or in satisfaction for any take-or-pay obligations of purchasers of Seller’s hydrocarbons deliverable under any contracts covering any of the Leasehold Interests on or after the Effective Time;

(ii) Seller has not received prior to the Effective Time payments for production which are currently subject to refund;

(iii) none of the Leasehold Interests are subject to any: (A) dedication under production sales contracts with terms in excess of 31 days; (B) production gathering agreements not terminable without cause on 30 days advance written notice; or (C) calls on, or preferential rights to purchase, hydrocarbons produced therefrom.

(b) Exhibit 4.13 sets forth a list of all funds held in suspense by Seller on the date hereof that are attributable to the Leasehold Interests, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

4.14 Taxes. Except as set forth in Exhibit 4.14, all ad valorem, property, production, severance, sales, use, and similar taxes and assessments based on or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Assets (collectively, “Taxes”) have been, or will be, paid timely and all tax and information returns to tax authorities required to be filed with respect to the Assets have been, or will be, filed timely. Seller shall be responsible for paying all Taxes prorated through May 31, 2007, based upon all assessments up to and including calendar year 2007, regardless of when: (i) the 2007 assessment is issued; and (ii) Taxes for 2007 are paid. Exhibit 4.14 identifies all audits or examinations pending or presently being conducted by any taxing jurisdiction or regulatory authority and a summary of the likely outcomes of any such audit or examination. Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of any tax returns relating to Taxes and any audit, litigation or other proceeding with respect to such tax returns.

4.15 Preferential Rights and Restrictions on Assignment. To the best of Seller’s Knowledge, except as set forth in Exhibit 4.15, none of the Leasehold Interests are subject to any preferential rights to purchase or restrictions on assignment, including, but not limited to, contractual or statutory requirements for consents from third parties, including, but not limited to, any governmental authority, to any assignment.

4.16 Improvements, Personalty, Equipment and Fixtures. Except as set forth in Exhibit 4.16, all wells, platforms, fixtures, facilities, improvements, pipelines, personal property and equipment constituting a part of the Assets: (a) are in a good and operable state of repair so as to be adequate for normal operations in accordance with standard industry practice in the areas in which they are operated; (b) are adequate together with all related Assets to comply with the requirements of all applicable contracts, including sales contracts; and (c) meet and comply with all applicable Legal Requirements.

4.17 Wells. To the best of Seller’s Knowledge, all of the wells in which Seller has an interest by virtue of its ownership of the Leasehold Interests have been drilled and completed within the boundaries of such Leasehold Interests or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and, except as set forth on Exhibit 4.17, no such well is subject to penalties on allowables because of any over production or any other violation of applicable Legal Requirements that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Time as prescribed by any governmental authority. Exhibit 4.17 also sets forth the current production and allowable for each unit or well comprising a part of the Assets.

4.18 Environmental Matters. To the best of Seller’s Knowledge, except as set forth in Exhibit 4.18:

(a) the Assets do not violate any order or requirement of any governmental authority or any Environmental Laws, nor are there any agreements or contracts covering any of the Assets or conditions existing on or resulting from the operations of the Assets that may give rise to any on-site or off-site surface restoration or remedial obligations under any Environmental Laws or any such agreements or contracts;

(b) without limitation of clause (a) above, the Assets are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court, any applicable tribal authority or any other governmental authority;

(c) during the term of Seller’s ownership of the Assets (and prior thereto to the knowledge of Seller), all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Assets, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) during the term of Seller’s ownership of the Assets (and prior thereto to the knowledge of Seller), and since the effective date of the relevant requirements of RCRA, all hazardous substances or solid waste generated at or as a result of the Assets has been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law; and

(e) during the term of Seller’s ownership of the Assets (and prior thereto to the knowledge of Seller), no hazardous substance or solid waste has been disposed of or otherwise released (including, without limitation, discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste on, to or as a result of the Assets (including the land covered by the Assets or on which any of the Assets are situated) except in compliance with Environmental Laws, and there are no storage tanks or other containers on or under any of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment.

The Parties acknowledge that the representations and warranties contained in this Section 4.18 are subject to and limited by the provisions of Section 9.1.1 of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

5.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in the jurisdiction where the Assets are located.

5.2 Power. Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, will not violate or conflict with: (a) any provision of the articles of incorporation, other organizational documents, or bylaws of Purchaser; (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound; (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest; or (d) any law, rule, or regulation applicable to Purchaser.

5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

5.4 Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

5.5 Due Diligence. Purchaser represents that it: (i) it has had and pursuant to this Agreement will have prior to Closing access to the Assets and the employees of Seller; (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Assets; (iii) except for the indemnity obligation of Seller contained in Section 9.1.1 of this Agreement, it is relying solely on its own examination and inspection of the Assets for title, environmental and all other purposes.

5.6 State Leases. Purchaser is registered with the Department of Natural Resources, Office of Mineral Resources of the State of Louisiana (the “State Mineral Board”) and is properly qualified to own leases of the State of Louisiana and to obtain approval by the State Mineral Board of transfer of State Lease 13994 pursuant to the Conveyance.

ARTICLE 6
SELLER’S CONDITIONS OF CLOSING

Seller’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

6.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article 5 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

6.2 Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

6.3 Officer’s Certificate. Purchaser shall have delivered to Seller a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled.

6.4 Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

ARTICLE 7
 PURCHASER’S CONDITIONS OF CLOSING

Purchaser’s obligation to consummate the transactions provided for herein is subject to me satisfaction or waiver on or before the Closing Date of the following conditions:

7.1 Representations and Warranties. The representations and warranties of Seller contained in Article 4 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

7.2 Performance. Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

7.3 Officer’s Certificate. Seller shall have delivered to Purchaser a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Seller that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

7.4 Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

7.5 Operatorship. Purchaser shall be satisfied in its sole discretion that it will succeed to or will become operator of all units and wells comprising a part of the Assets that were being operated by Seller at the Effective Time.

7.6 No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the value of the Assets and no event shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the ability of Purchaser to own and operate the Assets, and enjoy the benefits associated therewith, in the same fashion as Seller has prior to the date hereof.

7.7 Satisfaction With Due Diligence. Purchaser shall be satisfied in its sole discretion with the results of its due diligence investigation of the Assets, including, but not limited to: (a) the operational and environmental condition of the Assets; and (b) title to the Assets.

7.8 Conveyance by Seller. Pursuant to the terms of this Agreement, at Closing, Seller shall sell, assign, transfer, and convey the Assets pursuant to the Conveyance, as such term is hereinafter defined, to Purchaser.

ARTICLE 8
CLOSING

8.1 Time and Place of Closing. Subject to the conditions stated in this Agreement and unless the Parties agree otherwise, the consummation of the transactions contemplated hereby (the “Closing”) shall occur no later than 10:00 a.m. on June 19, 2007; provided, however, that if all of the conditions to Closing set forth in Articles 6 and 7 have not been satisfied or waived by such date or any extended date for Closing, the Party whose obligation to close is subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to five Business Days each until such conditions shall have been satisfied or waived or until this Agreement shall have been terminated pursuant to Section 10.1. The date Closing actually occurs is herein called the “Closing Date.” The Closing shall be held at Purchaser’s offices located at 5075 Westheimer, Suite 975, Houston, Texas, or at such other location as may be mutually agreed upon by Seller and Purchaser.

8.2 Closing Obligations. At the Closing, the following events shall occur:

(a) Seller and Purchaser shall execute, acknowledge and deliver to each other the Assignment, Bill of Sale, and Conveyance in the form of Exhibit 8.2(a) conveying the Assets to Purchaser (the “Conveyance”). In the Conveyance contemplated hereby, Seller shall bind itself and its respective successors and assigns to warrant title to the Assets unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Seller, but not otherwise, and with full substitution and subrogation of Purchaser in and to all warranties of title heretofore made by Seller’s predecessors in title in respect of the Assets. Further, in the Conveyance, any movable or tangible property situated on and comprising a portion of the Assets shall be sold on an “AS IS, WHERE IS” basis without any warranty, either express or implied, as to title, value, quality, condition or fitness for any purpose and with all defects.

(b) Seller and Purchaser shall execute, acknowledge and deliver to each other letters in lieu of transfer orders directing all parties paying for production to make payment to Purchaser of proceeds attributable to production from the Leasehold Interests after the Effective Time (to the extent such proceeds have not previously been disbursed to Seller);

(c) Purchaser shall make the payment described in Section 2.3;

(d) Seller and Purchaser shall exchange the certificates described in Sections 6.3 and 7.3;

(e) Seller shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

(f) Purchaser shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1 Receipts and Credits. Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the Assets: (a) for all periods of time subsequent to the Effective Time (but only if Closing occurs) shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit same to Purchaser promptly: and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller promptly. Subject to the terms hereof, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets: (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if inadvertently paid by Purchaser and not contested by Seller, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (ii) for periods of time subsequent to the Effective Time (but only if Closing occurs), regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if inadvertently paid by Seller and not contested by Purchaser, promptly reimburse Seller for and hold Seller harmless from and against same.

9.1.1 Allocation of Liability. If a governmental authority issues a citation or compliance order to Seller or Purchaser or commences any action concerning the environmental condition of Assets prior to September 29, 2007 at 11:59 p.m. Central Standard Time (the “Response Date”), Seller shall be liable for all claims, liabilities, losses, costs and expenses of remedying the violations or failures to comply but only to a maximum obligation of $50,000. If, prior to the Response Date, no citations or compliance orders are issued or if Seller has expended the equivalent of $50,000 remedying any violations or failures to comply, in such event and, in all instances subsequent to the Response Date, Purchaser shall be solely responsible for all claims, liabilities, losses, costs and expenses related to the environmental condition of the Assets. Except as provided in this Section 9.1.1 and Section 12.12 of this Agreement and in the Conveyance, from and after the Response Date, Seller shall have no further liabilities for the Assets.

9.2 Cross Indemnity. If the Closing occurs, Seller and Purchaser agree as follows:

(a) Subject to the terms of Article 11, which shall control with respect to the tax matters covered thereby, Purchaser agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and representatives (the “Seller Group”) from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees, but excluding any amounts reimbursed from third party insurance) (collectively, “Losses”) that are attributable to: (i) a breach by Purchaser of its representations, warranties, covenants and agreements hereunder; (ii) the ownership or operation of the Assets after the Closing Date; or (iii) all claims, liabilities, losses, costs and expenses related to the environmental condition of the Assets from and after the Response Date.

(b) Subject to the terms of Article 11, which shall control with respect to the tax matters covered thereby, Seller agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, employees, agents and representatives from and against any and all Losses that are attributable to: (i) a breach by Seller of its representations, warranties, covenants and agreements hereunder; (ii) the ownership or operation of the Assets prior to the Closing Date; or (iii) all claims, liabilities, losses, costs and expenses related to the environmental condition of the Assets prior to the Response Date.

(c) The indemnity, defense and hold harmless obligations set forth in Sections 9.2(a) and (b) above: (i) shall not limit or otherwise affect the scope of any indemnities given by Purchaser to Seller, or Seller to Purchaser, pursuant to the terms of this Agreement; (ii) shall not apply to either Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby; and (iii) are independent of and in addition to the rights and remedies that the Parties may have at law or in equity or otherwise for any default.

(d) In the event a Party receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Agreement, and such Party intends to seek indemnity from the other Party pursuant to this Agreement, within reasonable time after notice (or such earlier time as might be required to avoid prejudicing the indemnifying Party's position) after receipt of such notice, such Party (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) with written notice of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked, together with a copy of such claim, process or other legal pleading, and the Indemnified Party will fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party, by the thirtieth day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party and at the Indemnifying Party’s expense, subject to the right of the Indemnifying Party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof. If the Indemnifying Party chooses to assume the entire defense of such claim or action (with counsel selected by it which is reasonably satisfactory to the Indemnified Party or person), the Indemnifying Party shall bear the entire cost of defending such claim or action. The Indemnifying Party shall not have the right to settle any such claim or action without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Party or person in connection with such defense unless otherwise agreed in writing by the Parties or as herein provided; provided, however, the Indemnified Party shall have the right to participate in such defense, at its own cost. During any period when the Indemnifying Party is contesting any claim in good faith on behalf of the Indemnified Party, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party's consent (which shall not be unreasonably withheld or delayed); provided, that the Indemnified Party may nonetheless pay, compromise or settle the claim without consent during such period, in which event it shall, automatically and without any further action on its part, waive any right (whether or not pursuant to this Agreement) to indemnity in respect of all liabilities relating to the claim. Failure of a Party to give prompt notice of a claim for indemnification hereunder shall not affect such Party’s right to indemnification hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure.

9.3 Plugging and Abandonment Matters. If Closing occurs, Purchaser agrees as follows:

(a) as security for the plugging and abandonment obligations all wells described on Exhibit A-2, to deliver a certificate of deposit to Seller at Closing in the amount of EIGHTY THOUSAND AND NO/100 DOLLARS ($80,000) made payable to Purchaser (the “Certificate of Deposit”);

(b) in replacement of the security identified in subpart (a) of this Section for the plugging and abandonment obligations all wells described on Exhibit A-2, to deliver a letter of credit satisfactory to Seller (the “Letter of Credit”); and

(c) to assume responsibility for plugging and abandonment of all wells described as “Wells to be Conveyed” on Exhibit A-2 and to indemnify, defend, and hold harmless the Seller Group from and against any Losses attributable thereto.

If the Letter of Credit is not provided to Seller within four (4) months of the Closing Date, Purchaser will endorse the Certificate of Deposit payable to Seller and Seller shall be entitled to the proceeds of the Certificate of Deposit.

Seller shall retain ownership and liability for all wells described as “Wells Not Conveyed” and “Equipment Not Conveyed” on Exhibit A-2.

9.4 Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

9.5 Records. As soon as possible following Closing, but in any event prior to the 30th day following Closing, Seller shall make all Records available for delivery to Purchaser at Seller’s offices in Houston, Texas. Prior to the expiration of such thirty (30) day period, Seller shall give Purchaser full and complete access to such Records, except to the extent same have been sent off-site by Seller for copying.

9.6 Cooperation Regarding Operatorship. Prior to and following Closing, Seller agrees to use its best efforts to assist and cooperate with Purchaser in connection with its efforts to secure operatorship of the wells and units constituting a part of the Assets.

9.7 Empire No. 5 Well. If Closing occurs, Seller and Purchaser agree that, upon receipt by Seller (from the proceeds of production from sales of hydrocarbon production from the Empire No. 5 well) of reimbursement for all costs and expenses actually incurred by Seller as a result of any and all recompletion attempts conducted on the Empire No. 5 well (such reimbursement out of production is sometimes herein called the “Empire No. 5 Recoupment”), Seller shall assign to Purchaser a 50% expense-bearing interest and 50% of a 75% net revenue interest in the Empire No. 5 well pursuant to an instrument substantially in the form of Exhibit 8.2(a). In such instrument, Seller shall bind itself and its respective successors and assigns to warrant title to such undivided interests in the Empire No. 5 Well unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Seller, but not otherwise, and with full substitution and subrogation of Purchaser in and to all warranties of title heretofore made by Seller’s predecessors in title in respect thereof. On or before the fifteenth (15th) day of each January, April, July, and October until the Empire No. 5 Recoupment has occurred, Seller agrees to provide Purchaser with statements in form and substance and with appropriate supporting documentation acceptable to Purchaser reporting: (i) the proceeds from sales of hydrocarbon production from the Empire No. 5 well received by Seller; and (ii) all costs and expenses actually incurred by Seller as a result of any and all recompletion attempts conducted on Empire No. 5 well. Furthermore, Purchaser agrees that Seller may dispose of all produced water from the Empire No. 5 well into the salt water disposal system to be established and operated by Purchaser on the lands on which the Assets are situated provided that: (i) any such disposal of produced water from the Empire No. 5 well does not limit the ability of Purchaser to dispose of its produced water from any of the Assets; and (ii) Seller reimburses Purchaser for any extraordinary repairs that may be required on its salt water disposal system in proportion to the produced water of Seller from the Empire No. 5 well disposed of by means of such system.

9.8 Certain Costs. If Closing occurs, in connection with the N.E. Welsh prospect, the N. Welsh Prospect, and the N.W. Welsh prospects more particularly described on Exhibit A-1, Seller and Purchaser agree that, on the Closing Date, upon delivery to Purchaser by Seller of appropriate supporting documentation acceptable to Purchaser concerning all costs and expenses actually incurred by Seller in connection with: (i) acquiring leases; (ii) actual invoices paid to brokers; (iii) costs of acquiring rights-of-way; and (iii) actual payments to unrelated third parties for crop damages, Purchaser shall reimburse Seller for such costs and expenses in the aggregate amount not to exceed SEVENTY FIVE THOUSAND AND NO/100 DOLLARS ($75,000).

9.9 N.E. Welsh Prospect. Seller shall own a 25% working interest in all Assets associated with the N.E. Welsh prospect but shall not be responsible for any costs until such time as the initial well is put on production. Purchaser shall pay 100% of all costs associated with recompleting the initial well in the N.E. Welsh prospect and putting such well on production. After the initial well is put on production, Seller shall be responsible for its 25% working interest share of all subsequent costs associated with the N.E. Welsh prospect.

9.10 N. Welsh Prospect. Seller shall own a 25% working interest in all Assets associated with the N. Welsh prospect but shall not be responsible for any costs until such time as the initial well reaches casing point or is plugged and abandoned. Purchaser shall pay 100% of all costs associated with logging or plugging and abandonment of the initial well in the N. Welsh prospect. After the initial well is logged, Seller shall be responsible for its 25% working interest share of all subsequent costs associated with the N. Welsh prospect.

9.11 N.W. Welsh Prospect. If drilled, Seller shall own a 25% working interest in all Assets associated with the N.W. Welsh prospect but shall not be responsible for any costs until such time as the initial well reaches casing point or is plugged and abandoned. Purchaser shall pay 100% of all costs associated with logging or plugging and abandonment of the initial well in the N.W. Welsh prospect. After the initial well is logged, Seller shall be responsible for its 25% working interest share of all subsequent costs associated with the N.W. Welsh prospect.

9.12 Letter Agreement with William Fruge. Purchaser acknowledges that the Oil, Gas and Mineral Lease dated February 28, 2006, by William Fruge, as lessor, to Seller, as lessee, is assigned pursuant to this Agreement by Seller subject to the terms of that certain letter agreement dated April 1, 2006, a copy of which is attached as Exhibit 9.12.

9.13 Disclaimer of Certain Warranties. Except as to the limited warranty of title described in Section 8.2(a) and set forth in the Conveyance, the Assets shall be sold without warranty of title, either express or implied, as to description, title, condition, quality, fitness for purpose, merchantability or completeness or otherwise, and with full substitution and subrogation in and to all rights and actions of warranty which Seller has or may have against all preceding owners and vendors. Further, any movable or tangible property situated on and comprising a portion of the Assets is sold on an “AS IS, WHERE IS” basis without any warranty, either express or implied, as to title, value, quality, condition or fitness for any purpose and with all defects.

9.14 Arbitration. The Parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement and all existing contracts between the parties promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any Party to the other Party in accordance with the terms of the notice provision of this Agreement, and the Parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight consecutive hours of mediated negotiations in Houston, Texas within thirty (30) days after the notice is first sent. If, within ten (10) days after the initial notice, the Parties are not able to agree upon a mediator, the Parties shall immediately proceed to arbitration. Fees and expenses of the mediator shall be borne equally by the Parties.

No litigation or other proceeding may ever be instituted at any time in any court for any purpose, except as may be set forth in Section 9.14(f) hereof.

(a) If a controversy or dispute is not resolved after completion of the negotiation process described above, then, upon notice by any Party to the other Party (an “Arbitration Notice”) and to the American Arbitration Association (the “AAA”), the controversy or dispute arising under or relating to this Agreement and all existing contracts between the Parties shall be submitted to an arbitration panel for binding arbitration in Houston, Texas, in accordance with the AAA’s Commercial Arbitration Rules (the “Rules”). The Parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16. The award or judgment of the arbitration panel shall be final and binding on all Parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having jurisdiction. If any Party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel will be shared by all Parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrators, taking into account the relative fault of each Party, the relative credibility and merit of all claims and defenses made by each Party and the cooperation, speed and efficiency of each Party in conducting the arbitration proceeding and complying with the Rules and with orders and requests of the arbitrators.

(b) Promptly after the Arbitration Notice is given, each Party will select an arbitrator and the arbitrators so selected will in turn select an independent and impartial third arbitrator. If the arbitrators selected by the Parties are unable to agree on a third arbitrator, then one of the Parties shall notify the AAA and the AAA shall select the third arbitrator. Such third arbitrator selected in such manner shall not be entitled to compensation in excess of compensation paid to either of the other two arbitrators. The decision of the AAA with respect to the selection of the third arbitrator will be final and binding in such case. Such three arbitrators will constitute the arbitration panel.

(c) Within 10 days after the selection of the arbitration panel, the Parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each Party making a one hour or less presentation and summary of the case. Thereafter, the arbitration panel will set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the Parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible.

(d) Any arbitral award may be enforced in a District Court of the State of Texas sitting in Houston, Texas or in the United States District for the Southern District of Texas, Houston Division, and, by execution and delivery of this Agreement, the Parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the Parties hereby irrevocably waive to the fullest extent permitted by law any objection, including, without limitation, any objection to the laying of venue or any objection based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(e) The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. This limitation of damages shall apply to any arbitration no matter when the proceeding is initiated and shall survive the termination of this Agreement without limit.

(f) The provisions of this Section 9.14 relating to arbitration of disputes shall not apply to litigation that is instituted for the sole purpose of either: (i) compelling a Party to submit to arbitration in accordance with the provisions of this Section 9.14; or (ii) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 9.14.

9.15 Empire No. 5/5-D Well. The Parties acknowledge that the Empire No. 5/5-D Well, Serial Nos. 217298 and 217558, (the “Empire No. 5/5-D Well”) and all wells, equipment, and facilities associated with the Empire No. 5/5-D Well have been retained by Seller and excluded from this transaction. If Seller institutes a hearing before the Commissioner of Conservation of the State of Louisiana and is authorized to produce hydrocarbons from the Empire No. 5/5-D Well, Affiliated agrees to and shall assign to Seller all of its right, title and interest in the Leasehold Interests as are necessary for Seller to own 100% of the working interest attributable to the Empire No. 5/5-D Well and be entitled to receive 100% of the working interest production from the Empire No. 5/5-D Well. If a unit is formed for the Empire No. 5/5-D Well, the acreage surrounding the wellbore to be assigned by Purchaser to Seller shall be limited to a maximum of thirteen (13) acres within the unit and nearest to the wellbore.

ARTICLE 10
TERMINATION

10.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated:

(a) At any time at or prior to Closing by mutual consent of Seller and Purchaser; or

(b) At any time at or after June 30, 2007, by Seller or Purchaser, by the delivery of written notice to the other Party, if the Closing shall not have occurred by such date;

provided, however no such Party may exercise any right of termination pursuant to this Section 10.1 if the event giving rise to such termination right shall be due to the willful failure of such Party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such Party.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.4, 5.4, 9.14, 10.3, 12.1 through 12.13, which shall survive such termination and continue in full force and effect); provided, however, that, if either Party is in default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting Party shall continue to be liable to the other Party for damages (but in no event for specific performance) in respect of such default and such liability shall not be affected by such termination.

10.3 Return of Data. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall use its good faith efforts to identify and promptly return to Seller all information furnished by or on behalf of Seller to Purchaser, its officers, employees, and representatives in connection with this Agreement or Purchaser’s investigation of the Assets, together with all copies, extracts or excerpts of such information.

ARTICLE 11
TAXES

11.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets shall be apportioned as of the Effective Time between Seller and Purchaser; provided, however, that any such taxes which are calculated based on the value or amount of production during a given period shall be apportioned to the period during which such production occurred, regardless of the date on which such taxes are assessed and/or payable. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax periods during which the Effective Time occurs.

11.2 Transfer Taxes. Purchaser shall be liable for all Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. If the transfer of the Assets pursuant to this Agreement is exempt from applicable Transfer Taxes, Purchaser shall, at Closing, provide Seller with proof thereof. As used herein, the term “Transfer Taxes” means any sales, use and excise taxes.

11.3 Other Taxes. All taxes (other than franchise and income taxes and taxes covered by Sections 11.1 and 11.2) attributable to the Assets that are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. All such taxes that have accrued with respect to the period prior to the Closing Date have been or will be properly paid by or on behalf of Seller and Seller shall be responsible for filing or causing to be filed all statements, returns, and documents incident thereto. Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes which have accrued after the Closing Date and for filing all statements, returns, and documents incident thereto.

11.4 Cooperation. Each Party to this Agreement shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other Party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each Party to this Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a Party pursuant to this Section 11.4 shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

11.5 Indemnification for Tax.

 (a) Subject to the provisions of Section 11.5(b), Seller shall indemnify Purchaser from all liabilities for foreign, federal, state, local and Indian Tribal taxes in respect of the ownership or operation of the Assets prior to the Effective Time, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Purchaser). Seller shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Time. Subject to the provisions of Section 11.5(b), Purchaser shall indemnify Seller from all liabilities which are assessed for foreign, federal, state, local and Indian Tribal taxes, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Time; provided, however, that such indemnity shall not apply to: (i) income taxes arising out of the ownership of the Assets between the Effective Time and the Closing Date; (ii) Property Taxes apportioned to Seller pursuant to Section 11.1; and (iii) other taxes imposed on or after the Effective Time.

(b) In order for Seller or Purchaser (“Claimant”) to make a claim against the other (“Indemnitor”) under this Article 11, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Article 11, which notice shall include the circumstances surrounding such liability. Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within 30 days after Indemnitor receives Claimant’s notice. Should Indemnitor fail to notify Claimant within such 30-day period, Indemnitor shall be deemed to have elected not to contest such liability. Should Indemnitor elect (or be deemed to have elected) not to contest such liability, Indemnitor shall pay the full amount due under Section 11.5(a) in respect of such liability to Claimant in cash within 30 days after Indemnitor elects (or is deemed to have elected) not to contest such liability. Except as specifically provided in this Section 11.5 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect. In any administrative or legal proceeding, Indemnitor shall employ counsel selected by it and reasonably acceptable to Claimant. With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the Party having the greater ultimate liability (including liability under Section 11.5(a)) for the taxes in dispute. The Party in control may not adjust, compromise or settle taxes which are contested by or on behalf of the other Party without the consent of the other Party. With respect to any liability contested by Indemnitor under the terms of this Section 11.5(b), Indemnitor shall pay the full amount due under Section 11.5(a) in respect of such liability to Claimant in cash within 30 days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction.

ARTICLE 12
MISCELLANEOUS

12.1 Governing Law. THIS AGREEMENT AND ALL INSTRUMENTS EXECUTED IN ACCORDANCE WITH IT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF SOME OTHER JURISDICTION, WHEREIN THE ASSETS ARE LOCATED, SHALL APPLY. The laws of the state wherein the Leasehold Interests are located shall control as to all matters pertaining to title and to the evaluation of encumbrances placed upon such Leasehold Interests pursuant to Section 3.3 herein.

12.2 Entire Agreement. This Agreement, including all Exhibits attached hereto and made a part hereof constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to same (including, without limitation, the Binding Letter of Intent executed by the Parties and dated April 3, 2007). No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

12.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.6 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopier shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:

For Seller

Plymouth Resource Group II, Inc.
390 Laura Drive South
Mandeville, Louisiana 77448
Attn: Terrence T. O’Donnell, President
Telecopy No.: 985/871-5199

For Purchaser

Affiliated Holdings, Inc.
5075 Westheimer, Suite 975
Houston, Texas 77056
Attn: Kevan Casey, President
Telecopy No.: 713/402-6799

Each Party shall have the right, upon giving 10 days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

12.7 Expenses; Joint and Several Liability. Except as otherwise provided herein, each Party shall be solely responsible for all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses of its own counsel and consultants).

12.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

12.9 Publicity. With regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby, neither Party shall issue any publicity or other release without the prior written consent of the other Party, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange.

12.10 No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

12.11 Limitation of Damages. Notwithstanding any other provision of this Agreement (or any other agreement related hereto) to the contrary, in no event shall either Party be liable to the other or entitled to recover incidental, consequential, special, indirect, multiple, statutory, exemplary or punitive damages.

12.12 Survival. The warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing. The representations of the Parties made in this Agreement shall survive the Closing except that: (i) those certain representations of Seller set forth and contained in Sections 4.7, 4.10 (except to the extent covered by the warranty of title in Sections 8.2(a)), 4.11 and 4.13 shall terminate at Closing, and those certain representations of Seller set forth and contained in Sections 4.6(c), 4.9, 4.12, 4.14, 4.15, 4.16, and 4.17 shall survive Closing but thereafter terminate at the expiration of four (4) years after Closing; and (ii) those certain representations and warranties of Seller contained in Sections 4.8 and 4.18 terminate on the Response Date. The limitation of damages contained in Section 9.14 and in Section 12.11 shall survive Closing or termination of this Agreement and shall not expire.

12.13 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER:

Plymouth Resource Group II, Inc.

By:  /s/  Terrence T. O'Donnell
Terrence T. O’Donnell,
President

PURCHASER:

Affiliated Holdings, Inc.

By:  /s/  Kevan Casey
Kevan Casey,
President